NEWS RELEASE

BIOFUEL ENERGY RECEIVES PROPOSAL FOR A POSSIBLE TRANSACTION

DENVER, COLORADO – MARCH 28, 2014 – BIOFUEL ENERGY CORP. (NASDAQ:BIOF) (the “Company”) announced today that it has received a preliminary non-binding proposal (the “Proposal”) from Greenlight Capital, Inc. (together with its affiliates, “Greenlight”) and James R. Brickman (“Brickman” and, together with certain trusts and family members of Brickman, the “Brickman Parties”) for a possible transaction pursuant to which one or more newly-formed, wholly owned subsidiaries of the Company would acquire all of the equity interests of JBGL Capital, LP and JBGL Builder Finance, LLC, and their direct and indirect subsidiaries (collectively, “JBGL”). JBGL is a series of real estate entities involved in the purchase and development of land for residential purposes, construction lending and home building operations. JBGL is currently owned and controlled by Greenlight and Brickman.

In response to the Proposal, the board of directors of the Company (the “Board”) will establish a special committee consisting of independent directors to evaluate the Proposal and alternatives for the Company. The special committee will be authorized to retain independent financial, legal and other advisors.

There can be no assurance that the Proposal or any other transaction will be approved or completed. No further public disclosure regarding the Proposal is expected to be made until the special committee has completed its deliberations and provided the Board with its recommendation in respect of the Proposal.

This release contains certain forward-looking statements within the meaning of the Federal securities laws. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of whether, or the times by which, our performance or results may be achieved. Factors that could cause actual results to differ from those anticipated are discussed in our Exchange Act filings and our Annual Report on Form 10-K.

###

Contact:	Kelly G. Maguire	For more information:
	Executive Vice President &	www.bfenergy.com
Chief Financial Officer
(303) 640-6500
kmaguire@bfenergy.com